Exhibit 10.3

LOAN AGREEMENT

by and among

Iron Mining Group, Inc. a Florida corporation,
as Borrower,

the Lenders party hereto

and

MST Financial, LLC, a Delaware limited liability company,
as Administrative Agent and Collateral Agent

Dated as of December 20, 2010

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1

2.	LOAN CLOSING	6

3.	CONDITIONS PRECEDENT	6

3.1	Execution of Agreements	6

3.2	No Events of Default	6

3.3	Representations and Warranties	6

3.4	Fees	6

3.5	Warrant	6

3.6	Opinion of Borrower's Counsel	6

3.7	Officer's Certificate	6

3.8	Closing Certificates; Certified Certificates of Incorporation, Etc.; Good Standing Certificates	7

3.9	No Material Adverse Effect	7

3.10	Other Financial Information	7

3.11	Due Diligence	7

3.12	Authorizations and Approvals	7

3.13	Lien Searches	7

3.14	Lock-Up Agreements	8

3.15	Other	8

4.	REPRESENTATIONS AND WARRANTIES OF BORROWER	8

4.1	Organization, Good Standing and Qualification	8

4.2	Power; Authority; Binding Obligations	8

4.3	Financial Statements	8

4.4	Liabilities	8

4.5	Changes	8

4.6	Title to Assets; Liens, etc	9

4.7	Proprietary Rights	10

4.8	Compliance with Other Instruments	10

4.9	Solvency	10

4.10	Insurance	10

4.11	Litigation	11

4.12	Tax Returns and Payments	11

4.13	Compliance with Laws; Permits	11

4.14	Business Purposes	11

4.15	Capitalization; Subsidiaries	11

i

4.16	Registration Rights	12

4.17	Labor Disputes	12

4.18	Full Disclosure	12

5.	REPRESENTATIONS AND WARRANTIES OF LENDERS	12

5.1	Qualification	12

5.2	Authorization; Binding Obligations	12

6.	AFFIRMATIVE COVENANTS	12

6.1	Payment Of Note and Obligations	12

6.2	Financial Statements and Other Information	12

6.3	Place of Business; Location of Records	12

6.4	Notices	13

6.5	Maintenance of Business	13

6.6	Taxes	13

6.7	Maintain Assets	13

6.8	Adverse Change	13

6.9	Use of Proceeds	13

6.10	Books and Records; Inspection Rights	13

6.11	Additional Collateral; Further Assurances	13

6.12	Increased Authorized Stock	14

7.	NEGATIVE COVENANTS	14

7.1	Indebtedness	14

7.2	Liens	15

7.3	Fundamental Changes	15

7.4	Investments, Loans, Advances, Guarantees and Acquisitions	15

7.5	Asset Sales	15

7.6	Sale and Leaseback Transactions	15

7.7	Restricted Payments; Certain Payments of Indebtedness	16

7.8	Transactions with Affiliates	16

7.9	Restrictive Agreements	16

7.10	Amendment of Material Documents	16

7.11	Capital Expenditures	16

8.	ADDITIONAL COVENANTS OF THE BORROWER	17

8.1	Conversion	17

8.2	Royalty	20

8.3	JORC Reports	20

8.4	Participation Rights	20

8.5	Environmental Reports	20

ii

8.6	Collateral Examination	20

8.7	Accountant	20

9.	EVENTS OF DEFAULT	21

10.	RIGHTS AND REMEDIES	22

10.1	Rights and Remedies	22

10.2	Waiver of Jury Trial	22

10.3	Cumulative Remedies	22

10.4	No Waiver	22

11.	MISCELLANEOUS	22

11.1	Survival	22

11.2	Notice	22

11.3	Limitations on Actions	23

11.4	Change, etc	23

11.5	Governing Law	23

11.6	Terms Binding	23

11.7	Invalidity of Certain Provisions	23

11.8	Merger and Integration	23

11.9	Gender, etc	23

11.10	Headings	24

11.11	Counterparts	24

11.12	Public Announcement	24

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of this 20th day of December, 2010, is made by and between Iron Mining Group, Inc. a Florida corporation, with CIK#: 0001416712, f/k/a Catalyst Ventures Inc., f/k/a Worldvest Inc. (the “Borrower”), with its principal place of business at 295 Madison Ave., 12th floor, New York, NY 10017, the Lenders from time to time party hereto, as Lenders, and MST Financial, LLC, a Delaware limited liability company, as Administrative Agent and Collateral Agent.

WHEREAS the Borrower desires to obtain a convertible bridge loan for Three Million Three Hundred Thousand  US Dollars (US$3,300,000.00) from the Lenders (as such may be amended, supplemented, modified, restated, replaced or exchanged from time to time, the “Loan”); and

WHEREAS, the Lenders are willing to make such Loan upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of these premises and the agreements, covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

As used herein, the following terms shall have the respective meanings set forth below:

“Accredited Investor” has the meaning ascribed to it Securities Act Rule 501, as amended.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means MST, in its capacity as administrative agent for the Lenders hereunder, and also means and includes any successor Agent appointed pursuant to Section 11.

“Agents” means, collectively, the Agent and the Collateral Agent.

“Agreement” means this Loan Agreement, as amended, supplemented or modified from time to time.

“Assignment Agreement” has the meaning set forth in Section 13.6.4.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures" means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in conformity with GAAP.

“Capital Lease Obligations” means the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP.

“Class A Lender” means the Persons listed on Schedule A as a Class A Lender and any other Person that shall have become a party hereto as a Class A Lender pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Class B Lender” means the Persons listed on Schedule B as a Class B Lender and any other Person that shall have become a party hereto as a Class B Lender pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Closing Bid Price” and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Borrower and the Agent.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Collateral” means any and all property owned, leased or operated by any Loan Party and covered by the Security Agreement and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent to secure the Obligations.

“Collateral Agent” means MST, in its capacity as Collateral Agent on behalf of the Lenders, and also means and includes any successor Collateral Agent appointed pursuant to Section 11.

“Common Stock” means the common stock of the Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative thereto.

“Conversion Date” means the date on which a Note is converted into Common Stock.

“Conversion Price” means, as of any Conversion Date or other date of determination, $2.00 (equitably adjusted for stock splits, combinations or similar events occurring after the date hereof).

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” means any of the events of default specified in Section 9 hereof.

“Exempt Offering” means (i) the issuance by the Borrower of Common Stock upon conversion in accordance with Section 8.1 of this Agreement, (ii) the issuance by the Borrower of Common Stock upon the exercise of the Warrants in accordance with their terms, (iii) the sale by the Borrower of up to Ten Million Dollars ($10,000,000) of Common Stock sold at a price of not less than $1.60 per share of Common Stock within three months after the Loan Closing Date to retail and institutional investors, (iv) the sale by the Borrower of up to Twenty Five Million Dollars ($25,000,000) of Convertible Preferred Stock pursuant to the terms of the letter of intent being entered by the Borrower and the Agent concurrent with the Loan Closing, (v) the issuance by the Borrower of Common Stock upon conversion of the debt contemplated to be issued pursuant to the terms of the letter of intent being entered by the Borrower and the Agent concurrent with the Loan Closing and (vi) such other issuances by the Borrower which the Borrower and the Agent agree shall constitute an Exempt Offering.

“Financial Statements” has the meaning set forth in Section 4.3.

“GAAP” means generally accepted accounting principles as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any United States or foreign governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in any jurisdiction, including any multi-national or supra-national body such as the United Nations, the European Union or the North Atlantic Treaty Organization.

"Guarantee", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another (a "primary obligation") that provides assurance to the obligee of the primary obligation that such primary obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such primary obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings if such letter of credit is issued to support a primary obligation. Guarantees shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of a primary obligation, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for a primary obligation through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, or to provide funds for the payment or discharge of such primary obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Guarantee shall be equal to the amount of the primary obligation so guaranteed or otherwise supported or, if less, the amount to which such Guarantee is specifically limited.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all obligations of others referred to in clauses (a)-(e) and (h)-(k) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of obligations of others referred to in clauses (a)-(e) and (h)-(k) of this definition, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) any Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Investor’s Pro Rata Fraction” means (i) if the Lenders own less than 50.1% of the Common Stock of the Borrower (assuming the conversion of all then outstanding Options and Convertible Securities) immediately prior to the proposed issuance referenced in Section 8.4, a fraction, the numerator of which shall be the number of Investor Shares held by such Investor and the denominator of which shall be the sum of all Investor Shares held by the Investors, in each case immediately prior to the issuance of the New Securities or (ii) if the Lenders own more than 50.1% of the Common Stock immediately prior to the proposed issuance (assuming the conversion of all then outstanding Options and Convertible Securities), a fraction, the numerator of which shall be the number of Investor Shares held by such Investor and the denominator of which shall be the amount of Total Shares immediately prior to the issuance of the New Securities.

“Investor Shares” means the shares of Common Stock issued or issuable to the Investors upon exercise of the Warrants, conversion of the Notes and any shares of Common Stock issued to the Investors subsequent to the Loan Closing Date pursuant to Section 8.4.

“Junior Notes” means the junior promissory notes, in the form of Exhibit A-2 attached hereto, made and executed by the Borrower and payable to the Class B Lenders, in the aggregate original principal amount of Three Hundred Thousand US Dollars (US$300,000.00), as such may be amended, supplemented or modified from time to time and including any promissory note issued in exchange therefor or in replacement thereof

“Lenders” means the Persons listed on Schedule A and Schedule B and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Class A Lenders and the Class B Lenders.

“Liens” means any pledge, security interest, assignment, encumbrance, claim, option, reservation, purchase right, and/or other charge, security, encumbrance, or claim of any kind or nature whatsoever.

“Loan Closing” has the meaning set forth in Section 2.

“Loan Closing Date” means the date of the Loan Closing.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Warrants, the Registration Rights Agreement, the Royalty Agreement and any other documents listed herein or necessary to fully implement this Agreement.

"Loan Parties" means the Borrower, any Subsidiary Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement, together with their respective successors and permitted assigns.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party or (c) the Collateral, or the Collateral Agent’s Liens on the Collateral or the priority of such Liens.

“Material Indebtedness” means Indebtedness (other than the Loan) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding Fifty Thousand US Dollars (US$50,000.00).

“Maturity Date” has the meaning set forth in the Notes.

“Memorandum” means the Borrower’s Confidential Private Placement Memorandum dated November 2010, a copy of which is attached hereto as Exhibit E.

“MST” means MST Financial, LLC, a Delaware limited liability company.

“Notes” means the Senior Notes and the Junior Notes.

“Obligations” means the Borrower’s obligations hereunder and under the Notes.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of a borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Permitted Liens” has the meaning set forth in Section 4.6.

“Person” means an individual, corporation, partnership (including any limited partnership), limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Registration Rights Agreement” means the registration rights agreement, in the form of Exhibit D attached hereto, made and executed by the Borrower and the Lenders.

“Registration Statement” has the meaning set forth in Section 4.16.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, as of any time of determination, Class A Lenders entitled to receive more than 50% of the total principal payable on the Senior Notes at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Royalty Agreement” has the meaning set forth in Section 3.1.9.

“Security Agreement” means the security agreement, in the form of Exhibit B attached hereto, made and executed by the Borrower, any Additional Grantor and the Collateral Agent.

“Senior Notes” means the senior promissory notes, in the form of Exhibit A-1 attached hereto, made and executed by the Borrower and payable to the Class A Lenders, in the aggregate original principal amount of Three Million US Dollars (US$3,000,000.00), as such may be amended, supplemented or modified from time to time and including any promissory note issued in exchange therefor or in replacement thereof.

“Subsidiary,” in relation to a Person, means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individual performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Guarantor” means each Loan Party other than the Borrower.

“Subordinated Indebtedness” means any Indebtedness of the Borrower that (a) no payments in respect of which (whether for principal, interest or otherwise) are required to be paid in cash (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to six months after the Maturity Date; (b) the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Secured Obligations on terms and conditions satisfactory in form and substance to the Agent; and (c) all other terms, covenants and conditions of which do not subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions than those contained in this Agreement.

“Total Shares” means as of the date of determination, all shares of Common Stock outstanding (assuming the conversion of all then outstanding Options and Convertible Securities).

“UCC” means, the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral.

“Warrants” means the warrants, in the form of Exhibit C attached hereto, to be granted by the Borrower to the Lenders.

2. LOAN CLOSING

The closing on the Loan shall be on December 20, 2010 (the “Loan Closing”) either, at Agent’s sole discretion, in person at Agent’s offices or electronically through exchange of signatures via facsimile or electronic mail. The Loan shall be evidenced by the Notes in the form attached hereto as Exhibit A-1 and Exhibit A-2.  The Class A Lenders shall fund the Loan by wire transfers to the Borrower’s account the amounts set forth in Schedule A in accordance with the wiring instructions set forth in Exhibit G attached hereto.

3. CONDITIONS PRECEDENT

Notwithstanding any other term or condition hereof, the making of the Loan is subject to the satisfaction of the following conditions precedent:

3.1 Execution of Agreements.  The Borrower shall have delivered to the Agent the following:

3.1.1 the original copy of this Agreement executed by the Borrower;

3.1.2 the original Senior Notes aggregating Three Million US Dollars (US$3,000,000) executed by the Borrower;

3.1.3 the original Junior Notes aggregating Three Hundred Thousand US Dollars (US$300,000) executed by the Borrower;

3.1.4 the original Security Agreement executed by the Borrower;

3.1.5 original copies of the Warrants executed by the Borrower;

3.1.6 the original copy of the Registration Rights Agreement executed by the Borrower;

3.1.7 a copy of the deed executed by the owners of CIM Mineral Investors, S.A. a BVI corporation, conveying to the Borrower 100% of the capital stock of  CIM Mineral Investors, S.A.;

3.1.8 the original stock certificate representing the Borrower’s entire ownership interest in CIM Mineral Investors, S.A. a BVI corporation, and a blank stock power executed by the Borrower;

3.1.9 the original copy of a royalty agreement providing for the payment of the royalties set forth in Section 8.2 (the “Royalty Agreement”); and

3.1.10 copies of any consents required pursuant to Section 3.12.

3.2 No Events of Default.  There shall exist no Event of Default, as defined in Section 9 hereof, and no event which, upon notice or lapse of time or both, would constitute such an Event of Default.

3.3 Representations and Warranties.  All of the representations and warranties contained in Section 4 hereof shall be true in all material respects as of the Loan Closing Date.

3.4 Fees.  The Agent shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel, net of those already paid), on or before the Loan Closing Date.  The foregoing shall include, without limitation, the issuance to the Agent of 20,000 shares of Common Stock as a fee.

3.5 Warrant.  Borrower shall have issued to each of the Lenders a Warrant to purchase Common Stock in accordance with the form of warrant set forth at Exhibit C (the “Warrant”).

3.6 Opinion of Borrower's Counsel.  The Lenders shall have received a favorable written opinion of Anslow & Jaclin, LLP, counsel to the Borrower, dated the Loan Closing Date and addressed to the Agent, in substantially the form of Exhibit H.

3.7 Officer's Certificate.  The Agent shall have received a certificate, signed by the Chief Executive Officer and the Chief Financial Officer of the Borrower, (i) stating that the representations and warranties contained in Section 4 are true and correct as of such date, (ii) stating that the conditions in this Section 3 have been met, (iii) certifying as to the matters set forth in Section 4.9, and (iv) certifying as to such other factual matters as may be reasonably requested by the Agent.

3.8 Closing Certificates; Certified Certificates of Incorporation, Etc.; Good Standing Certificates.  The Agent shall have received (i) a certificate of Borrower dated the Loan Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents, (B) identify by name and title and bear the specimen signatures of the Chief Executive Officer, the Chief Financial Officer and any other officers of such Borrower authorized to sign the Loan Documents to which it is a party, (C) contain appropriate attachments, including the articles of incorporation or organization (or other comparable constituent documents) of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its By-Laws, (D) certify that no amendments to the Articles of Incorporation of the Borrower have been adopted or filed since the date of the Governmental Authority’s certification of such Articles of Incorporation, and (ii) a long-form good standing certificate for the Borrower from its jurisdiction of organization; all such certifications dated no more than five (5) days prior to the Loan Closing Date.

3.9 No Material Adverse Effect.  Since September 30, 2010, no event shall have occurred and no circumstance shall have come into existence which, in the opinion of the Agent, has had a Material Adverse Effect.

3.10 Other Financial Information.  The Agent shall have received true and correct copies of (a) the audited combined balance sheets and related statements of operations, stockholders' equity and cash flows of the Borrower, as of and for the years ended December 31, 2009 and 2008, (b) the unaudited combined balance sheets and related statements of operations, stockholders' equity and cash flows of the Borrower, as of and for the nine months ended September 30, 2010 and such other financial information as the Agent may reasonably request.

3.11 Due Diligence.  The Lenders shall have completed all aspects of their due diligence investigation of the Borrower (including as to any of its contingent liabilities and contractual obligations) and the assets of the Borrower, and the results of such investigation shall be satisfactory to the Lenders in all respects to their sole satisfaction.

3.12 Authorizations and Approvals.  All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, including, without limitation, those required in connection with the continued operation of the Borrower and its subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the transactions and the actions contemplated hereby and thereby.

3.13 Lien Searches.  The Agent shall have received the results of recent Lien searches in the jurisdiction of organization of Borrower, and such searches shall reveal no Liens on any of the assets of the Borrower except for Permitted Liens.

3.14 Lock-Up Agreements.  The Borrower shall have entered into lock-up agreements with all of its directors and officers and their affiliates, such agreements having a term of no less than 24 months from the date of the Closing and otherwise on terms acceptable to the Agent, and shall have delivered copies of such agreements to the Agent.

3.15 Other.  Such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

4. REPRESENTATIONS AND WARRANTIES OF BORROWER

Except as set forth in the Schedule of Exceptions delivered by the Borrower to the Lenders at the Loan Closing or any subsequent funding, the Borrower represents and warrants as follows:

4.1 Organization, Good Standing and Qualification.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2 Power; Authority; Binding Obligations.  The Borrower has all requisite power and authority to execute and deliver this Agreement and the other Loan Documents, and to carry out the provisions of this Agreement and the other Loan Documents, including all transactions contemplated hereby and thereby, including without limitation to issue and sell the Common Stock issuable upon conversion of the Notes and the Warrants. All action on the part of the Borrower, its officers, directors and stockholders necessary for the authorization of this Agreement, the Note, the Security Agreement and the Warrant, the performance of all obligations of the Borrower hereunder and thereunder, and the authorization, sale, issuance and delivery of the Notes and the Warrants pursuant hereto, has been taken or will be taken prior to the Loan Closing.  This Agreement is, and the other Loan Documents when executed and delivered will be, valid and binding obligations of the Borrower enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.  The sale of the Notes and the Warrants, the subsequent conversion of the Notes into Common Stock and the subsequent exercise of the Warrants for Common Stock are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.3 Financial Statements.  The combined statements of assets, liabilities and stockholders equity of the Borrower as at September 30, 2010 and the related statement of revenues and expenses for the period then ended (the “Financial Statements”), fairly present the combined assets, liabilities and financial condition of the Borrower as at such date and the results of operations for the period ended on such date.

4.4 Liabilities.  The Borrower and its Subsidiaries have no material liabilities and the Borrower knows of no material contingent liabilities, except (a) as set forth in the Financial Statements, (b) as set forth in the Schedule of Exceptions and (c) current liabilities incurred in the ordinary course of business subsequent to September 30, 2010 that are not, either in any individual case or in the aggregate, material.

4.5 Changes.  Except as set forth on the Schedule of Exceptions, since September 30, 2010, there has not been:

4.5.1 Any change in the assets, liabilities, financial condition or operations of the Borrower and its subsidiaries from that reflected in the Borrower’s consolidated financial statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Borrower and its Subsidiaries;

4.5.2 Any resignation or termination of any key officer and/or employee of the Borrower or its Subsidiary; and the Borrower does not know of the impending resignation or termination of employment of any such person;

4.5.3 Any material change, except in the ordinary course of business, in the contingent obligations of the Borrower or its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

4.5.4 Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, business or prospects or financial condition of the Borrower and its Subsidiaries;

4.5.5 Any waiver by the Borrower or its Subsidiary of a valuable right or of a material debt owed to it;

4.5.6 Any direct or indirect loans made by the Borrower or its Subsidiary to any shareholder, employee, officer or director of the Borrower or its Subsidiary, other than advances made in the ordinary course of business;

4.5.7 Any material change in any compensation arrangement or agreement with any employee, officer or director of the Borrower or its Subsidiary;

4.5.8 Any declaration or payment of any dividend or other distribution of the assets of the Borrower;

4.5.9 Any labor organization activity with respect to the Borrower or any of its Subsidiaries;

4.5.10 Any debt, obligation or liability incurred, assumed or guaranteed by the Borrower or its Subsidiary, except those for (i) immaterial amounts and (ii) current liabilities incurred in the ordinary course of business as forth in the Schedule of Exceptions;

4.5.11 Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other Intangible Assets by the Borrower or its Subsidiary;

4.5.12 Any change in any material agreement to which the Borrower or its Subsidiary is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Borrower and  its Subsidiaries;

4.5.13 Any change in the Borrower’s Articles of Incorporation of By-Laws;

4.5.14 Any issuance of the Borrower’s capital stock or options, warrants or other rights to acquire shares of the Borrower’s capital stock;

4.5.15 Any incurrence of indebtedness for borrowed money by the Borrower or its Subsidiary (which shall not be deemed to include the incurrence of current accounts payable incurred in the ordinary course of business);

4.5.16 Any commencement of litigation naming the Borrower or its Subsidiary as a defendant or which otherwise could reasonably be expected to have a material adverse affect on the business, assets, liabilities, financial condition, operations or prospects of the Borrower and its Subsidiaries.

4.5.17 Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Borrower and its Subsidiaries.

4.6 Title to Assets; Liens, etc.  The Borrower has good title to its assets, subject to no Lien, other than (a) those resulting from taxes which have not yet become delinquent and (b) minor Liens which do not materially detract from the value of the assets subject thereto or materially impair the operations of the Borrower (“Permitted Liens”).  All equipment, fixtures and other tangible assets owned, leased or used by the Borrower are in operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

4.7 Proprietary Rights.

4.7.1 The Borrower or its Subsidiary owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted or as proposed to be conducted in the Memorandum, without any known infringement of the rights of others. The Borrower has not received any communications alleging that the Borrower or its Subsidiary has violated or, by conducting its business as presently proposed in the Memorandum, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

4.7.2 The Borrower is not aware that any of its employees or its Subsidiary’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his/her duties to the Borrower or its Subsidiary or that would conflict with the Borrower’s business as presently proposed to be conducted in the Memorandum. Neither the execution nor delivery of this Agreement, nor the carrying on of the Borrower’s business by the employees of the Borrower and its Subsidiaries, nor the conduct of the Borrower’s business as presently proposed in the Memorandum, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.

4.8 Compliance with Other Instruments.  Neither Borrower nor any of its Subsidiaries is in violation or default of any term of its articles of incorporation or bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to it which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Borrower and its Subsidiaries.  The execution, delivery, and performance of and compliance with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, including without limitation the issuance and sale of the Common Stock pursuant to the Notes and the Warrants, will not, with or without the passage of time or giving of notice, result in any such material violation, be in conflict with or constitute a default under any such term, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the assets of the Borrower or its Subsidiary (other than as contemplated by the Loan Documents) or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to the Borrower or its Subsidiary, its business or operations or any of its assets or materially interfere with the Borrower’s ability to complete the Subsequent Offering.

4.9 Solvency.

4.9.1 Immediately after the consummation of the Loan to occur on the Loan Closing Date, and as of the date of any supplement, amendment thereto or disbursement of funds hereto, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Loan Closing Date.

4.9.2 Borrower does not intend to and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

4.10 Insurance.  The Schedule of Exceptions sets forth a description of all insurance maintained by or on behalf of the Borrower or its Subsidiary as of the Loan Closing Date. As of the Loan Closing Date, all premiums in respect of such insurance have been paid.

4.11 Litigation.  There is no action, suit, proceeding or investigation pending or to the Borrower’s knowledge currently threatened against the Borrower or its Subsidiary that questions the validity of this Agreement or the right of the Borrower to enter into this Agreement or the other Loan Documents, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Borrower and its Subsidiaries, financially or otherwise, or any change in the current equity ownership of the Borrower, nor to the Borrower’s knowledge is there any basis for the foregoing.  The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Borrower) involving the prior employment of any of the Borrower’s or its Subsidiary’s employees, their use in connection with the Borrower’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.  Neither the Borrower nor its Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation initiated by the Borrower or its Subsidiary currently pending or which the Borrower or its Subsidiary intends to initiate.

4.12 Tax Returns and Payments.  The Borrower and its Subsidiaries have timely filed all tax returns (foreign, federal, state and local) required to be filed by them.  All taxes shown to be due and payable on such returns, any assessments imposed, and to the Borrower’s knowledge all other taxes due and payable by the Borrower or its Subsidiary on or before the Closing have been paid or will be paid prior to the time they become delinquent.  Neither the Borrower nor its Subsidiary has been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.  The Borrower has no knowledge of any liability of any tax to be imposed upon its or its Subsidiary’s assets as of the date of this Agreement that is not adequately reserved or provided for.

4.13 Compliance with Laws; Permits.  Neither the Borrower nor its Subsidiary is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its assets which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Borrower and its Subsidiaries.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Notes, the Warrants, or the Common Stock to the Lenders, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Loan Closing, as will be filed in a timely manner.  The Borrower and its Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of their business as now being conducted by them, the lack of which could materially and adversely affect the business, assets, prospects or financial condition of the Borrower and its Subsidiaries, and the Borrower believes that it or its Subsidiary can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.14 Business Purposes.  All of the proceeds of the Loan will be used and only will be used to fund ordinary course working capital, both in kind and amounts.  None of the proceeds will be used to purchase or carry any margin stock or any security convertible into margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

4.15 Capitalization; Subsidiaries.

4.15.1 The Schedule of Exceptions sets forth (a) a true and complete listing of each class of each of the Borrower's and its Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record on the Loan Closing Date by the Persons identified in the Schedule of Exceptions, and (b) the type of entity and jurisdiction of organization of the Borrower and each Subsidiary. All of the issued and outstanding Equity Interests of the Borrower and its Subsidiary have been (to the extent such concepts are relevant with respect to any particular such Equity Interests) duly authorized and issued and are fully paid and non-assessable. Other than as set forth in the Schedule of Exceptions, there are no outstanding securities, shares, warrants, options, convertible loans or similar in the Borrower other than the Common Stock.  Other than as contemplated by the Loan Documents, all said Equity Interests will be free from Liens when any such Equity Interests are transferred to the Collateral Agent or pledged as collateral.

4.15.2 Except as set forth in the Schedule of Exceptions, the Borrower has no Subsidiaries and does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.

4.15.3 CIM Mineral Investors, S.A. a BVI corporation “”CIM SA”), was formed in August 2010.  CIM SA’s sole asset is a 99.9% ownership interest in Chile Inversiones de Minerales, Ltda.  CIM SA has no material liabilities.

4.16 Registration Rights.  No Person has or at the time of the Loan Closing Date will have, demand, “piggy-back,” or other rights to cause the Borrower to file any registration statement under the Securities Act relating to any securities of the Borrower or to participate in any such registration statement, except the obligations being granted by the Borrower under the Registration Rights Agreement to file a registration statement under the Securities Act (the “Registration Statement”).

4.17 Labor Disputes.  There are no strikes, lockouts or slowdowns against Borrower or its Subsidiary that are pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from Borrower or its Subsidiary, or for which any claim may be made against  Borrower or its Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower.

4.18 Full Disclosure.  This Agreement, the Memorandum (as supplemented by the Schedule of Exceptions) and all other documents delivered by the Borrower to Lenders in connection herewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF LENDERS

The Lenders severally, and not jointly, represent, warrant and agree as of the date hereof:

5.1 Qualification.  Each Lender has all requisite power and authority to execute and deliver this Agreement and the other Loan Documents and to execute the transactions contemplated hereby and thereby.

5.2 Authorization; Binding Obligations.  All action on the part of each Lender necessary for the authorization of this Agreement, the performance of all obligations of such Lender hereunder and under the other Loan Documents has been taken or will be taken prior to the Loan Closing Date. This Agreement is a valid and binding obligation of each Lender enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

5.3 Investment.  Each Lender represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of participating in the Loan.  Each of the Lenders represents that in participating in the Loan, it is acquiring its Note for its own account in the ordinary course of its business.  Each Lender represents that it is acquiring its Note for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling the Note or any of the shares of Common Stock issuable upon conversion of the Note.  Each Lender hereby acknowledges that neither the Notes nor the shares issuable upon conversion of the Notes have been registered or qualified under the Securities Act of 1933, as amended, nor under any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws.  Each Lender hereby acknowledges that neither the Notes nor any of the shares issuable upon conversion of the Note may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.  Each Lender further represents and warrants that it is an Accredited Investor.

6. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Loan shall remain in effect, or unless the Agent shall otherwise consent in writing, it will:

6.1 Payment Of Note and Obligations.  Punctually pay the principal of and interest on the Notes at the time and place and in the manner specified therein, and pay and perform all other Obligations in accordance with their terms.

6.2 Financial Statements and Other Information.  Furnish to the Agent the Borrower’s quarterly consolidated financial statements as soon as available, but in no event more than ten (10) Business Days after such reports are furnished to the Borrower’s management, and furnish to the Agent such information as may be furnished to the Borrower’s stockholders concurrent with its distribution to the stockholders directly or through SEC filings.

6.3 Place of Business; Location of Records.  Maintain its executive offices at 295 Madison Ave 12th floor New York NY 10017 and the offices where its records are kept at 120 Outrigger Mall, Marina Del Rey, CA 90292.  The Lenders shall be entitled to rely upon the foregoing unless the Agent receives thirty (30) days advance written notice of a change in such executive offices or in such office where such records are kept.

6.4 Notices.  Borrower shall provide immediate notice of material events including without limitation:

(a)           the occurrence of any Event of Default;

(b)           the receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against  Borrower or its Subsidiary that (i) seeks damages in excess of $25,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Borrower or Subsidiary plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by Borrower or its Subsidiary, (v) alleges the violation of any Environmental Law or seeks remedies in connection with any Environmental Law, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $25,000, or (vii) involves any product recall or quality claim;

(c)           any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;
any loss, damage, or destruction to the Collateral in the amount of $25,000 or more, whether or not covered by insurance; any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof); all material amendments to any material agreement of the Borrower or its Subsidiary, together with a copy of each such amendment; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.5 Maintenance of Business.  While this Agreement remains in effect:  (a) maintain the existence of the Borrower and each of its Subsidiaries in good standing; (b) make no material change in the nature or character of the Borrower’s intended business as described in the Memorandum; and (c) maintain and keep in full force and effect all material licenses, permits and agreements necessary to the proper conduct of the Borrower’s business, except as otherwise provided herein.

6.6 Taxes.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiary or in respect of any of their assets, including, but not limited to, all F.I.C.A. payments and withholding taxes, before the same shall become in default, which, if unpaid, might become a Lien upon such assets or any part thereof; provided, however, that the Borrower is not required hereby to pay and discharge or to cause to be paid and discharged any such tax assessment, charge or levy so long as the validity thereof shall be contested in good faith; provided, however, that Borrower shall give notice to the Agent if any such tax assessment, charge, or levy is so contested.

6.7 Maintain Assets.  Keep all tangible assets necessary for the operation of and used in the Borrower’s business in reasonably good repair, working order and condition, and from time to time make all necessary repairs, renewals or replacements thereof.

6.8 Adverse Change.  Promptly notify the Agent of (a) any condition or event that constitutes, or with the running of time and/or the giving of notice would constitute, an Event of Default under this Agreement or the Notes or (b) any material adverse change in the financial condition of the Borrower and its Subsidiaries.

6.9 Use of Proceeds.  The Borrower shall use the proceeds of the Notes solely to finance the Borrower’s working capital requirements as set forth on Exhibit I.

6.10 Books and Records; Inspection Rights.  The Borrower will (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  After the occurrence and during the continuation of any Event of Default, the Borrower shall provide the Agent with reasonable access to its suppliers.

6.11 Additional Collateral; Further Assurances.  Subject to applicable law, Agent has the right but not the obligation to require the Borrower to cause each, any or all of its domestic Subsidiaries, whether currently existing or formed or acquired after the Loan Closing Date, to become a Borrower subject to the provisions of the Loan Documents by executing a Joinder Agreement in the form proposed by the Agent, each, a “Joinder Agreement.”  Upon execution and delivery thereof, each such Person (a) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (b) will grant Liens to the Collateral Agent in any property of such Subsidiary Guarantor which constitutes Collateral, including any parcel of real property located in the U.S. and owned by such Subsidiary Guarantor, and the Lenders and Borrower shall take such steps to amend this Agreement and the other Loan Documents to implement the same. The Borrower will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries, if any, and (ii) 100% of the issued and outstanding Equity Interests of each of its foreign Subsidiaries, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents. Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Agreement, all at the expense of the Borrower. If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower after the Loan Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Collateral Agent upon the acquisition thereof), the Borrower will notify the Agent thereof, and, if requested by the Agent the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in this Section 6.11, all at the expense of the Borrower.

6.12 Increased Authorized Stock.  Within ten Business Days after the Closing Date, the Borrower shall have increased its authorized Common Stock to at least 200,000,000 shares.

7. NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Loan shall remain in effect, or unless the Agent shall otherwise consent in writing:

7.1 Indebtedness.  Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 7.1, and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with Section 7.1(c);

(c)           Indebtedness which represents an extension, renewal, refinancing or replacement of any of the Indebtedness described in Section 7.01(b); provided that (i) the principal amount or interest rate of such Indebtedness is not increased thereby, (ii) any Liens securing such Indebtedness are not thereby extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is thereby required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed or extended Indebtedness;

(d)           Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(e)           Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; and

(f)           Indebtedness in the nature of current accounts payable incurred in the ordinary course of business.

7.2 Liens.  Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or any Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Liens;

(c)           any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 4.6; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(d)           Liens of a collecting bank arising in the ordinary course of business under the UCC as in effect in any relevant jurisdiction covering only the items being collected upon.

7.3 Fundamental Changes.  Borrower will not (a) merge into or consolidate with any other Person, (b) permit any other Person to merge into or consolidate with it, (c) merge its Subsidiary into or consolidate with any other Person (d) permit any other Person to merge into or consolidate with its Subsidiary, (e) liquidate or dissolve or (f) liquidate or dissolve its Subsidiary. Borrower will not engage, and will not permit its Subsidiary to engage, in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement.

7.4 Investments, Loans, Advances, Guarantees and Acquisitions.  Borrower will not, purchase, hold or acquire (including pursuant to any merger with any Person), and will not permit its Subsidiary to purchase, hold or acquire (including pursuant to any merger with any Person), any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) or purchase or otherwise acquire any assets of any other Person.

7.5 Asset Sales.  Borrower will not sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or of it, and will not permit its Subsidiary to sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or of it, except sales, transfers and dispositions of (a) inventory in the ordinary course of business and (b) used, obsolete, worn out or surplus equipment or property in the ordinary course of business.

7.6 Sale and Leaseback Transactions.  Borrower not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred nor will it permit any Subsidiary to do so.

7.7 Restricted Payments; Certain Payments of Indebtedness.

7.7.1 Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that its Subsidiaries may make distributions to the Borrower.

7.7.2 Borrower will not permit, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(a)           payment of Indebtedness created under the Loan Documents;

(b)           payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness to the extent prohibited by the subordination provisions applicable thereto;

(c)           refinancings of Indebtedness to the extent permitted by Section 7.1; and

(d)           payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

7.8 Transactions with Affiliates.  Borrower will not, and will not permit its Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) any Indebtedness permitted under Section 7.1, (c)  the payment of reasonable fees to directors of the Borrower who are not employees of the Borrower and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower and its Subsidiaries in the ordinary course of business, and (d) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower's board of directors.

7.9 Restrictive Agreements.  Borrower will not, and will not permit its Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document , (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.9 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii)  clause (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) above shall not apply to customary provisions in leases restricting the assignment thereof.

7.10 Amendment of Material Documents.  Borrower will not modify or waive any of its rights, and will not permit its Subsidiary to modify or waive any of its rights, under (a) any agreement relating to any Subordinated Indebtedness or (b) if any such amendment, modification or waiver would be adverse to the rights or interests of the Lenders, such Borrower's or such Subsidiary's certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents.

7.11 Capital Expenditures.  The Borrower will not incur or make, and will not permit its Subsidiary to incur or make, any Capital Expenditures in an aggregate amount exceeding $1,500,000.

8. ADDITIONAL COVENANTS OF THE BORROWER

8.1 Conversion.  The Notes shall be convertible on the term set forth below.

8.1.1 Conversion Privilege.  At the option of the Lenders, all principal and interest on the Notes may, at any time while any obligations under the Notes remain outstanding, or in case the Notes or some portion thereof shall be called for prepayment prior to such date, then, with respect to the Notes or portion thereof as are so called for prepayment, until and including, but (if no default is made in the payment of the prepayment price) not after, the close of business on the date that is three days prior to the date fixed for such prepayment, be converted, in whole or in part, into fully paid and non-assessable shares of Common Stock at the Conversion Price.  If and whenever on or after the Loan Closing Date, the Borrower issues or sells, or in accordance with this Section 8.1.1 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Borrower, but excluding shares of Common Stock deemed to have been issued or sold by the Borrower in connection with an Exempt Offering) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 8.1.1, the following shall be applicable:

 (a)           Issuance of Options.  If the Borrower in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Borrower at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 8.1.1(a), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Borrower with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(b)           Issuance of Convertible Securities.  If the Borrower in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Borrower at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 8.1.1(b), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Borrower with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 8.1.1, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(c)           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 8.1.1(c), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(d)           Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Borrower, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the "Option Value") and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Borrower, less (II) the Option Value.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Borrower therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Borrower will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Borrower will be the Closing Sale Price of such security on the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Borrower is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Borrower and the Agent.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Borrower and the Agent.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Borrower.

(e)           Record Date.  If the Borrower takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 8.1.1 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Borrower’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Borrower; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 8.1.1.

8.1.2 Exercise of Conversion Privilege.  To exercise the conversion privilege, a Lender shall surrender its Note to the Borrower at any time during usual business hours at the principal executive offices of the Borrower, accompanied by a written notice that the holder elects to convert the Note, or a stated portion thereof, and the related interest thereon.  No payment shall be made on account of such interest so converted or on account of any cash dividend or distribution on any Common Stock issued upon such conversion which was declared for payment to holders of Common Stock of record as of a date prior to the Conversion Date (as defined below).  As promptly as practicable after the receipt of such notice as aforesaid and the surrender of the Note as aforesaid, the Borrower shall cause a certificate evidencing the Common Stock to be issued to such Lender with the number of shares issuable on such conversion of such Note in accordance with the provisions of this Section.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called the “Conversion Date”) on which such notice shall have been received by the Borrower and such Note shall have been surrendered as aforesaid, and such Lender shall be deemed to have become on the Conversion Date the holder of record of the Common Stock represented thereby.  In the case of conversion of a portion, but less than all, of a Note, the Borrower shall execute and deliver to the Lender a replacement Note in the aggregate principal amount of the unconverted portion of the Note surrendered.

8.1.3 Continuation of Conversion Privileges.  In the event of the occurrence of (a) any reclassification or change of outstanding Common Stock issuable upon conversion of the Notes, (b) any consolidation or merger to which the Borrower is a party as a result of which the holders of Common Stock shall be entitled to receive stock, other securities, or other assets with respect to or in exchange for Common Stock or (c) any sale or transfer of all or substantially all of the assets or business of the Borrower as an entirety, then the Borrower, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale, or transfer, provide that the Lenders shall have the right to convert the Notes into the kind and amount of stock, other securities, cash, and other property receivable upon such reclassification, change, consolidation, merger, sale, or transfer by a holder of the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such reclassification, change, consolidation, merger, sale, or transfer.  The Borrower, or such successor or purchasing corporation, as the case may be, shall provide for adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.1.3.  If, in the case of any such consolidation, merger, sale, or transfer, the stock or other securities and property receivable thereupon by a holder of Common Stock includes shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale, or transfer, then such other corporation shall also agree to such additional provisions to protect the interests of the Lenders as the board of directors shall reasonably consider necessary by reason of the foregoing.  The provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, or transfers.  Notice of the execution of each agreement implementing the foregoing shall be mailed to the Lenders.

8.1.4 Reservation of Common Stock.  The Borrower shall at all times reserve, free from preemptive rights, and keep available out of its authorized and unissued Common Stock solely for the purpose of effecting the conversion of the Notes such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of the Notes.  The Borrower covenants that all Common Stock which may be issued upon conversion of the Notes will upon issue pursuant to the terms hereof be fully paid and non-assessable by the Borrower and free of preemptive rights and free of all taxes, liens, and charges with respect to the issue thereof.

8.1.5 Notice of Certain Events.  In case:

(a)           the Borrower shall declare a dividend (or any other distribution) payable to the holders of Common Stock out of its retained earnings; or

(b)           the Borrower shall authorize any reclassification or change of the Common Stock or any consolidation or merger to which the Borrower is a party and for which approval of any holders of the Borrower is required, or the sale or transfer of all or substantially all of the assets or business of the Borrower; or

(c)           there shall be proposed any voluntary or involuntary dissolution, liquidation, or winding up of the Borrower;

then, the Borrower shall cause to be mailed to the Lenders, at least 20 days before the date  hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which (i) a record is expected to be taken for the purpose of such dividend, distribution, or rights, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or rights are to be determined, or (ii) such reclassification, change, consolidation, merger, sale, transfer, dissolution, liquidation, or winding-up is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, transfer, dissolution, liquidation, or winding-up.

8.1.6 Taxes on Conversion.  The Borrower will pay any and all documentary, stamp, or similar taxes payable in respect of the issue or delivery of Common Stock on conversion of a Note pursuant thereto; provided, however, that the Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in issue or delivery of Common Stock in a name other than that of the Lender and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax has been paid.  Nothing herein shall preclude any tax withholding required by law or regulation.

8.1.7 Government Approvals.  If in connection with the issuance of Common Stock upon conversion of the Notes the Borrower shall be required to obtain any consent, order, or approval of any administrative agency or other governmental authority under any federal or state law before such Common Stock may be validly issued, then in connection with such conversion the Borrower covenants that it will in good faith and as expeditiously as possible endeavor to secure any such consent, order, or approval; provided, however, that nothing in this paragraph shall be deemed to affect in any way the obligations of the Borrower to convert the Notes into Common Stock as provided in Section 8.1.

8.1.8 Not Shareholder.  No Lender is not entitled to any rights of a holder of Common Stock until such Lender’s Note is converted in accordance with Section 8.1.

8.2 Royalty.  Commencing upon Closing of the Loan and until four years from the date of first shipment of 30,000MT or more in a single shipment, the Borrower shall pay the Lenders $0.10 per metric ton per one hundred thousand dollars (or portion thereof) of the Loan, on all iron ore shipped by Borrower or any of its Subsidiaries or affiliates from Chile and Mexico. This royalty shall survive any repayment of the Loan or conversion of the Notes pursuant to Section 8.1.  Notwithstanding the survival of the royalty payment contemplated by this Section, any and all security interests in the Collateral that the Collateral Agent may have shall be terminated upon the repayment of the Obligations or the conversion of the Notes in full, and such royalty payment shall not, by itself, continue any security interest of the Collateral Agent in the Collateral.

8.3 JORC Reports.  The Borrower will use its best efforts to complete JORC reports on each of its first three Chilean mining properties as promptly as possible, such best efforts to include spending Three Hundred Thousand US Dollars (US$300,000) in total for such purpose.

8.4 Participation Rights.

8.4.1 The Borrower shall, commencing on the date hereof and for a period of two years after the effectiveness of the Registration Statement, prior to any proposed issuance by the Borrower of any equity securities, securities that are convertible into or exchangeable for equity securities or any other rights to acquire equity securities (“New Securities”), offer to each Investor by written notice the right, for a period of twenty (20) days, to purchase for cash at an amount equal to the price or other consideration for which such New Securities are to be issued, and on other terms not less favorable than the terms on which any third party purchaser shall be offered such New Securities, a portion of such New Securities equal to the Investor’s Pro Rata Fraction.  In the event that New Securities are to be issued and sold by the Borrower for services, property, or other non-cash consideration, the Investor will be allowed to participate in such issue and sale by substituting cash in the amount of the fair market value, per share, of such non-cash consideration determined by the Board of Directors of the Borrower in good faith; provided however, that, at the option of the Required Investors, such fair market value shall be determined by an investment bank mutually acceptable to the Investors and the Borrower.

8.4.2 Notwithstanding Section 8.4.1, the rights of the Investors pursuant to this Section 8.4 shall not apply to (i) Common Stock issued or issuable as a stock dividend, (ii) upon any subdivision of shares of Common Stock or recapitalization of the Borrower, provided that the Investors participate pro rata therein, (iii) the issuance by the Borrower of Common Stock upon conversion in accordance with Section 8.1 of this Agreement or upon the conversion of other Convertible Securities outstanding on the date of this Agreement, (iv) the issuance by the Borrower of Common Stock upon the exercise of the Warrants in accordance with their terms or other Options outstanding on the date of this Agreement and (v) such other issuances by the Borrower which the Borrower and the Agent agree shall constitute an offering exempt this Section 8.4.

8.4.3 The Borrower’s written notice to the Investors described in Section 8.4.1 shall describe the New Securities proposed to be issued by the Borrower and specify the number, price, payment and other principal terms.  Each Investor may purchase all or any portion of its Investor’s Pro Rata Fraction of the New Securities by accepting the Borrower’s offer by written notice thereof given by it to the Borrower prior to the expiration of the aforesaid twenty (20) day period, in which event the Borrower shall promptly sell and each Investor shall buy, upon the terms specified, the number of New Securities agreed to be purchased by such Investor.

8.4.4 Each Investor shall also have a right of oversubscription such that if any Investor declines to purchase its Investor’s Pro Rata Fraction of New Securities (such Securities referred to in this Section 8.4 as the “Refused Investor Securities”), the other Investors shall have the right to purchase the Refused Investor Securities on the terms and conditions set forth in the offer.  Such right of oversubscription shall only be exercised by such Investor indicating in its written notice to the Borrower its desire to purchase more than its Investor’s Pro Rata Fraction of New Securities.

8.4.5 The Borrower shall be free at any time prior to 90 days after the date of its notice of offer to the Investors, to offer and sell to any third party or parties the remainder of such New Securities proposed to be issued by the Borrower (including but not limited to the New Securities not agreed by the Investors to be purchased by it), at a price and on payment terms no less favorable to the Borrower than those specified in such notice of offer to the Investors.  However, if such third party sale or sales are not consummated within such 90-day period, the Borrower shall not sell such New Securities that have not been purchased within such period without again complying with this Section 8.4.

8.4.6 These participation rights shall survive any repayment of the Loan or conversion of the Notes pursuant to Section 8.1.

8.5 Environmental Reports.  The Borrower shall furnish to the Agent such environmental reports (including Phase I environmental studies), from firm(s) satisfactory to the Agent, with respect to the Borrower’s and its Subsidiaries properties, as the Agent shall reasonably request.

8.6 Collateral Examination.  The Borrower shall furnish to the Agent such independent collateral examiner’s reports as the Agent shall reasonably request.

8.7 Accountant.  The Borrower shall hire BDO Seidman as its auditors for the fiscal year ending December 31, 2010 by January 15, 2011.

9. EVENTS OF DEFAULT

It shall be an Event of Default hereunder if any of the following shall occur:

9.1           Borrower shall fail to pay any principal of the Loan or any reimbursement obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

9.2           Borrower shall fail to pay any interest on the Loan or any fee or any other amount payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

9.3           any representation or warranty made or deemed made by or on behalf of  Borrower in or in connection with this Agreement or any Loan Document or in any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

9.4           Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2, Section 6.5 (with respect to a Borrower's existence), Section 6.8 or Section 6.9 or in Article VII;

9.5           Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or another Loan Document (other than those which constitute a default under another clause of this Article), and such failure shall continue unremedied for a period of 15 days after the earlier of (a) any actual knowledge of such breach by an officer of such Borrower and (b) notice thereof from the Agent to the Borrower;

9.6            Borrower  shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

9.7           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this section 9.7 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

9.8           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Borrower  or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for  Borrower  or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

9.9           Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.8, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

9.10             Borrower  shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

9.11             one or more judgments for the payment of money in an aggregate amount in excess of $50,000 shall be rendered against  Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a holder of  such judgment.

10. RIGHTS AND REMEDIES

10.1 Rights and Remedies.  If any one or more Events of Default shall occur, then in each and every such event, (other than an event with respect to the Borrower described in Section 9.8 or 9.9), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section  9.8 or 9.9 , the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, the Agent and the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided under the Loan Documents or at law or equity, including all remedies provided under the UCC.

10.2 Waiver of Jury Trial.  The Lenders and the Borrower hereby waive trial by jury in any litigation between the Lenders and Borrower arising out of this Agreement and the transactions contemplated thereby.

10.3 Cumulative Remedies.  Each right, power and remedy of the Lenders as provided for in this Agreement, the Notes, or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy, and the exercise or beginning of the exercise by the Lenders of any one or more of such rights, powers or remedies.

10.4 No Waiver.  No failure or delay by the Agent or the Lenders in insisting upon the strict performance of any term, condition, or covenant of this Agreement or in exercising any right, power or remedy consequent upon an Event of Default shall constitute a waiver of any such term, condition or covenant or of any such breach, or preclude the Agent or the Lenders from exercising any such right, power or remedy at any later time or times.  By accepting payment after the due date of any amount payable under this Agreement or the Notes, the Lenders shall not be deemed to waive the right either to require prompt payments when due of all the amounts payable under the this Agreement, or the Notes, or to declare a default for failure to effect such prompt payment of any such other amount.

11. SUBORDINATION

11.1 Subordination.  Subject to Section 11.2 hereof, the Class B Lenders hereby irrevocably subordinate and postpone the payment and the time of payment of all the Junior Notes and all claims and demands arising therefrom to the Senior Notes and directs that the Senior Notes be paid in full before the Junior Notes.

11.2 Receipt of Payments Prior to Event of Default.  Notwithstanding any other provision of this Agreement, the Borrower shall be entitled to pay, and the Class B Lenders shall be entitled to receive and retain (free of any claim of the Class A Lenders), so long as the Class B Lenders have not received written notice from the Agent that an Event of Default has occurred under the Loan Documents or would result from such payment, all scheduled payments under the Junior Notes when due.  No payments of principal on the Junior Notes or default interest thereon or costs and expenses shall be permitted or made without the Agent’s prior written consent.  After the occurrence of an Event of Default under the Loan Documents and receipt by the Class B Lenders of written notice thereof from the Agent, the Borrower shall not make, and the Class B Lenders shall not receive any direct or indirect payments of principal, interest, fees or expenses under the Junior Notes.

11.3 Payment or Distribution After Event of Default. If, after the occurrence of an Event of Default under the Loan Documents and receipt by the Class B Lenders of written notice thereof from the Agent, any Class B Lender shall received any payment from the Borrower or distribution in respect of any Collateral, then, and in such event, such payment or distribution shall be deemed to have been paid to such Class B Lender in trust for the benefit of the Class A Lenders, shall not be commingled with any assets of the Class B Lenders and shall be immediately paid over to the Agent on behalf of the Class A Lenders to the extent necessary to pay the Senior Notes after giving effect to any concurrent payment to the Class A Lenders from other sources.

11.4 Notation; Access.  The Borrower shall: (a) make notations on its books beside all accounts or on such other statements evidencing or recording any Junior Notes to the effect that such Junior Notes are subject to the provisions of this Agreement, (ii) furnish the Agent, upon its request from time to time, a statement of the account among the Class A Lenders and Class B Lenders and (iii) give the Agent, upon its request, full and free access during regular business hours upon reasonable prior notice to the Borrower’s books pertaining to such accounts with the right to make copies thereof.

12. THE AGENTS

12.1 Appointment.  Each of the Lenders hereby irrevocably appoints the Agents as its agent and authorizes such agents to take such actions on its behalf, including execution of the other Loan Documents, as applicable, and to exercise such powers as are delegated to such agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

12.2 Powers.  Each Lender serving as an agent hereunder and under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an agent, and such Lender and its Affiliates may accept lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an agent hereunder.

12.3 Duties.  The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents or that the applicable agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.4), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the institution serving as an agent or any of its Affiliates in any capacity.  Neither of the Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.4) or in the absence of its own gross negligence or willful misconduct.  Neither of the Agents shall be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to such agent by the Borrower or a Lender, and neither of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such agent.

12.4 Reliance. Each of the Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each of the Agents may consult with legal counsel (who may be counsel for the agent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Replacement Agent.  Subject to the appointment and acceptance of a successor Agent or Collateral Agent as provided in this paragraph, either of the Agents may resign at any time by notifying the other agent, the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld); provided that, no such consent shall be required at any time when an Event of Default has occurred and is continuing, to appoint a successor Agent or Collateral Agent, as applicable.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring agent gives notice of its resignation, then the retiring agent may, on behalf of the Lenders, appoint a successor Agent or Collateral Agent, as applicable, which shall be one of the Lenders.  Upon the acceptance by a successor of its appointment as Agent or Collateral Agent, as applicable, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Collateral Agent, as applicable, and the retiring Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After the Agent's or the Collateral Agent's resignation hereunder, the provisions of this Section 11 shall continue in effect for the benefit of such retiring Agent or Collateral Agent, as applicable, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent or Collateral Agent, as applicable.

12.6 Independent Inquiry.   Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Collateral Agent; (b) neither the Administrative Agent nor the Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel, and neither the Administrative Agent nor the Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who obtain all or part of any Report through the indemnifying Lender.

13. MISCELLANEOUS

13.1 Survival.  All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of the Notes and shall continue in full force and effect so long as the Notes, or any of the other Obligations, or any renewal or extensions of the Notes, is outstanding and unpaid.

13.2 Notice.  All notices, demands, requests or other communications which may be or are required to be given by any party to any other party under this Agreement must be in writing and delivered or faxed:

if to the Agent:

MST Financial, LLC
1 Penn Plaza, Suite 4125
250 West 34th Street
New York, NY  10119
Attention:  Stephen Lebowitz, Esq.
Facsimile: (212) 798-8137

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Attention: Jeffrey E. Jordan, Esq.
Facsimile: (202) 857-6395

If to the Lenders:

The addresses set forth on Schedule A and Schedule B.

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Attention: Jeffrey E. Jordan, Esq.
Facsimile: (202) 857-6395

if to the Borrower:

Iron Mining Group, Inc.
295 Madison Avenue, 12th Floor
New York, NY  10017
Attention: Garrett Krause
Facsimile: (310) 919-3116

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South
Manalapan, NJ 07726
Attention: Joseph M. Lucosky, Esq.
Facsimile: (732) 577-1188

or to such other addresses or to the attention of such other persons and officers as the Borrower or a Lender shall have furnished to the other in writing.  All such notices and communications shall be deemed properly given upon delivery.

13.3 Limitations on Actions.  The Lenders hereby agree that they shall not proceed or attempt to proceed against any director, officer or stockholder of the Borrower or any Subsidiary on any claims, actions, or disputes arising out of the Loan Documents.

13.4 Amendment.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (b) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent or the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) reduce or forgive the principal amount of any Note or reduce the rate of interest thereon, without the written consent of each Lender affected thereby, (ii) postpone any scheduled date of payment of the principal amount of any Note, or any date for the payment of any interest or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iii) change Section 11 hereof in a manner that would alter the priority of the application of payments or the manner in which payments are shared, without the written consent of each Lender, (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) release any Subsidiary Guarantor from its obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents) without the written consent of each Lender or (vi) except as provided in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Collateral Agent hereunder without the prior written consent of the Agent or the Collateral Agent, as the case may be.  The Agent may amend Schedule A and Schedule B to reflect assignments entered into pursuant to an Assignment Agreement.

13.5 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof), and with respect to Section 8.1,  the Florida Business Corporation Act.

13.6 Successors and Assigns.  All of the terms, conditions, stipulations, warranties, representations and covenants of this Agreement and the Notes shall apply to and be binding upon and shall inure to the benefit of the Borrower and the Lenders and each of their respective personal representatives, successors and permitted assigns except that:

13.6.1 The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.6.2 None of the Lenders shall sell, assign, transfer, pledge, syndicate, sell, hypothecate, contribute, encumber or otherwise dispose of (a “Transfer”) all or any portion of its Note, unless any such Transfer results in the same number of holders of record for purposes of receiving payments on the Loan.

13.6.3 None of the Lenders shall Transfer all or any portion of such Lender’s Note to any entity other than an Accredited Investor without the written consent of the Agent.  Any Lender that Transfers all or any portion of its Note shall pay all out-of-pocket costs and expenses of the Agent in connection with any Transfer to which such entity is a party.

13.6.4 None of the Lenders shall Transfer all or any portion of the such Note (i) to the Borrower or any Affiliate of the Borrower and (ii) unless the transferee of such Note, including without limitation a pledgee or a purchaser under a repurchase agreement, shall execute the Assignment Agreement whereby such transferee, among other things, (x) assumes all of the obligations of the Lender hereunder with respect to the Note and the other Loan Documents to which such Lender is a party from and after the date of such assignment and (y) makes such representations with respect to securities laws and other matters as required by applicable law and as the Agent shall reasonably require (an “Assignment Agreement”).

13.7 Invalidity of Certain Provisions.  If any term or provision of this Agreement, the Notes or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of such term or provision or the application thereof to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13.8 Merger and Integration.  This Agreement, the Notes, the Security Agreement and the Warrants contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby and thereby, and no other agreement, statement or promise made by any such party, or by any employee, officer, agent or attorney of any such party, which is not contained herein or therein, shall be valid or binding.

13.9 Gender, etc.  Whenever used herein, the singular shall include the plural, the plural shall include the singular, and the use of the masculine, feminine or neuter gender shall include all genders.

13.10 Headings.  The section and subsection headings of this Agreement are for convenience only, and shall not limit or otherwise affect any of the terms hereof.

13.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

13.12 Public Announcement.  Borrower agrees to consult with the Agent on the content of any press release with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed, sealed and attested the day and year first above mentioned.

Borrower

IRON MINING GROUP, INC.

By:  (seal)

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed, sealed and attested the day and year first above mentioned.

Lenders

MST FINANCIAL, LLC

By: (seal)
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed, sealed and attested the day and year first above mentioned.

Lenders

By:  (seal)
Name:
Title:

Schedule of Exceptions

The following are exceptions to the Borrower’s representations and warranties as set forth in the Loan Agreement.  While exceptions are listed by section number, the inclusion of the section numbers is not intended to limit the applicability of each exception to other sections.

4.5 – Changes.

On November 19, 2010, the Borrower issued 32,000,000 shares of Common Stock in consideration for 99.9% acquisition of Chile Inversiones de Minerales, S.A.  The structure of the transaction, as amended on December 15, 2010, was for the acquisition of a 100% interest in CIM Mineral Investors, S.A., a special purpose BVI entity incorporated for the specific purpose of holding the 99.9% of the equity of Chile Inversiones de Minerales, S.A.  The transaction was valued at $50,000,000.  For further information, please see the notes to the unaudited financial statements of the Borrower for the period ended September 30, 2010, as filed in the Borrower’s quarterly report on Form 10-Q with the SEC on November 22, 2010.

4.6 – Liens.

$100,000 secured loan from Wright Family Irrevocable Trust to be paid at Closing

4.10 – Insurance.

None.

4.11 – Litigation.

On October 15, 2010, the Borrower was served by plaintiff Mr. Sterling Pardoe McGregor, individually, in California Superior Court (Case No. BB  443672), for a wrongful termination of employment by a former contract consultant of a related entity to the Borrower with additional claims of trading loses of an account that was not related to the Borrower, but associated by related parties and contracts.  Private Placement Exchange Services, Inc. defined Benefit Pension Plan was named as an additional secondary defendant. The Borrower believes that the total potential risk of this litigation will not exceed $200,000.

4.15 – Capitalization.

Capital Structure

Iron Mining Group, Inc., a Florida corporation

Authorized:

•	Common: 100,000,000 shares

•	Preferred: 10,000,000 shares of blank preferred, of which 4,000,000 Class B Convertible shares have been designated

Outstanding:

•	Common: 91,907,685

•	Class B Preferred: 4,000,000, convertible into 4,000,000 shares of Common Stock

•	4,000,000 warrants to purchase Common Stock at $3.00 per share

•	7,500,000 warrants to purchase Common Stock, 1,500,000 at $2.00 per share, 3,000,000 at $3.50 per share and 3,000,000 at $5.00 per share

•	7,500,000 management and employee stock options at $2.00 per share

Principal Holders of the Common Stock (5% holders):

•	IMG Stockholdings, S.A. – 32,000,000 shares, representing approximately 34.87% of the Common Stock

•	Worldvest Equity Inc. – 45,000,000 shares, representing approximately 48.96% of the Common Stock

Principal Holders of the Preferred Stock (5% holders):

•	WVE Investors, LLC – 4,000,000 shares, representing 100% of the outstanding Class B Convertible Preferred Stock

CIM Mineral Investors, S.A., a BVI corporation

Authorized:

•	Common: 50,000

•	Preferred: 0

Outstanding:

•	Common: 1,000

•	Preferred: 0

Chile Inversiones de Minerales, Ltda., a Chilean Limited Liability Company

Authorized and Outstanding:

•	100% of the social economic interest as registered in the bylaws

Iron Mining Group, Inc., a Florida corporation, owns beneficially and of record

•	1,000 shares of CIM Mineral Investors, S.A., representing 100% of the issued and outstanding shares of CIM Mineral Investors, S.A.

Equity Interests of CIM Mineral Investors, S.A., owns beneficially and of record

•	99.9% social economic interest in Chile Inversiones de Minerales, Ltda.